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                                                                    EXHIBIT 10.6


                      PREFORMED LINE PRODUCTS COMPANY
                            OFFICERS BONUS PLAN

Participants. Participants shall be employees of the Company who are Officers elected by the Board of Directors and who hold such office during any portion of the fiscal year for which payment is made.

Bonus Amount. At the end of each fiscal year, a bonus percentage will be determined based on the pretax profits of the Company as defined herein. If such profits are less 6% of Average Net Worth, as defined herein, then no bonus payment will be made. If such profits are more than 6% of Average Net Worth, the bonus percentage will be determined as follows:

Pretax Profits as a Percentage Bonus Percentage of Average Net Worth Will
Be:


     Less than 6.0%        0%
       6.0 -  7.49%       15%
       7.5 -  8.99%       20%
       9.0 - 10.49%       25%
      10.5 - 11.99%       30%
      12.0 - 13.49%       35%
      13.5 - 14.99%       40%
      15.0 - 16.49%       45%
      16.5 and over       50%

The bonus amount for each Participant will be determined by applying the bonus percentage, as determined above, against the base salary earned by the individual that year during the Officer's participation in the Plan.

Pretax Profits. "Pretax Profits" for the purposes of this Plan shall mean the profits for such year determined in accordance with generally accepted accounting principles and practices applied consistently with previous years and before allowance for any federal and state income tax and before deduction of any amounts payable under this Plan (including but not limited to, payments made under the Profit-Sharing Plan and Trust).

Average Net Worth. "Average Net Worth", for the purposes of this Plan, shall mean the arithmetical average of the Net Worth of the Company on the first and last day of the calendar year, excluding the cumulative foreign currency translation adjuster component thereof.

Payment. The Officers may estimate net profit for the year for the purposes of paying a portion of the bonus in December of such year. The balance due and payable, computed after the books have been closed and financial statements for such year have been compiled, shall be paid on or before April 15 of the following year.
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If any Participant dies during any year for which a Bonus is paid, the Bonus which would have been due such Participant shall be paid to Participant's spouse, or if Participant's spouse should predecease the Participant, to his/her living children equally, share and share alike. If the Participant is not survived by a spouse or living children, such payment shall be made to the living linear descendants, share and share alike. If the Participant is not survived by a spouse of living children or other linear descendants, such payment shall not be made.

Termination of Employment. If any Participant leaves the employ of the Company for any reason other than death or permanent disability, he/she shall forfeit his/her right to any bonus applicable to the year in which such termination of employment occurred.


Effective: December 7, 1994